Exhibit 99.3

Consent of Proposed Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the contemplated merger (the “Merger”) of Giants Merger Subsidiary, Ltd. (“Merger Sub”) with and into Foamix Pharmaceuticals Ltd. (“Foamix”), with Foamix surviving as a wholly-owned subsidiary of Menlo Therapeutics Inc. (“Menlo”) (as further described in the Agreement and Plan of Merger, dated as of November 10, 2019, by and among Merger Sub, Foamix and Menlo, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, and as may be amended from time to time), I hereby consent to being named in the Registration Statement on Form S-4, and all amendments (including post-effective amendments) and supplements thereto, filed by Menlo with the Securities and Exchange Commission (the “Registration Statement”) and any prospectus or proxy statement contained therein and any amendment or supplement thereto, as a person anticipated to become a director of Menlo upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

Date: December 4, 2019

By:	/s/ David Domzalski
Name:	David Domzalski